UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2007

NEW MEDIUM ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-51880	11-3502174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

195 The Vale, London, United Kingdom W3 7QS
(Address of Principal Executive Offices, including Zip Code)

011 44 20 8746 2018
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Directors

New Medium Enterprises Inc announced today that Thomas Berglund and Per Bergström have joined the company’s Board of Directors with effect from 21 August 2007.

Both Thomas Berglund and Per Bergstrom bring a wealth of experience growing and managing successful international operations, trading in multiple markets worldwide. They will work with the NME Board and senior management team to further develop its business on a global scale and promote its HD VMD disc format and players.

Berglund has been with Securitas for 22 years, including the last 14 years as President and CEO and as a Board member of Securitas AB. Under his management Securitas has became a focused security company in both Europe and the USA with sales growing from 7 to 66 billion SEK. With the initiative to divide the Group into specialized companies he helped usher in a successful era of expansion, consolidation and restructuring in the security industry.

Per Bergstrom is a successful technology and telecoms entrepreneur and investor, pioneering operations stretching from Scandinavia to the Americas.  As former CEO and Founder of successful Cybercom Group, an IT/Telecoms consultant company with offices in Denmark, India, Sweden, Singapore, Poland and the UK, Bergstrom helped lift Cybercom on to the Stockholm Stock Exchange O-list in 1999. Currently he is the Chairman of digital advertising solutions provider Timecut AB (Plc) and Swedish listed IT/Telecoms content provider TeleVoice5 AB.

NME’s CEO Mahesh Jayanarayan states, "These two gentlemen will bring a great deal of expertise and experience to the company and their public company experience will strengthen our company especially at the time when we intend to list on a major exchange."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MEDIUM ENTERPRISES, INC.

Date: August 29, 2007	By:	/s/ Mahesh Jayanarayan
Mahesh Jayanarayan
Chief Executive Officer